                                                                    EXHIBIT 2.14

                        [Unofficial English Translation]

(LOGO) L E U M I

MARCH 31, 2009

For the attention of:
Tefron Ltd. (hereinafter: the "COMPANY")

Dear Sir/ Madam,

                     RE: COVENANT DOCUMENT DATED MAY 7, 2006
                     (HEREINAFTER: "THE COVENANT DOCUMENT")

     At your request, we wish to confirm that if the Company's data, which shall be published in the Company's financial statements as of December 31, 2008
     (hereinafter: "THE DETERMINING REPORTS") shall show the Company's non-compliance with the financial covenants as set forth in section 1 (c)
     of the Covenant Document (hereinafter: "THE FINANCIAL COVENANTS"), we shall not exercise our right to declare your debts and obligations to us to be immediately due and payable.

     This approval of ours is restricted solely to the cause as set forth above and it shall not derogate from our right to declare your debts and obligations to us in respect of any other cause, to be immediately due and payable.

     For the avoidance of doubt, it is hereby clarified that our waiver, as set forth above, is being made on a one-time basis, and it relates solely to the Determining Reports; Our said consent shall not be deemed to be a waiver of your commitment to comply with the Financial Covenants after the date of the Determining Reports, that is to say, with regard to the financial statements as of March 31, 2009 and thereafter, and it shall not be construed as being an amendment of the Covenant Document, and all of your covenants as set forth in the Covenant Document shall remain in full force and effect.

     It is also clarified that this consent of ours shall not derogate from our rights in your regard pursuant to any document which you have signed and/or shall sign in our regard, or pursuant to any law.

     The validity of this letter is contingent upon the satisfaction of the following cumulative conditions:

     1.   That you obtain similar consent from any entity to which
          non-compliance with the said Financial Covenants confers a right to the immediate payment of your debts and obligations thereto, including from Bank Hapoalim Ltd. and Israel Discount Bank Ltd.

     2.   Your signing of a Covenant Document to us, attached as an appendix hereto.

     3.   By and not later than March 31, 2009, you shall pay to us US$ 16,500
          (sixteen thousand five hundred US dollars) in respect of this letter, as agreed with you, and you shall send us a copy of this letter, signed by you, at the foot of the letter.

Sincerely yours,

Bank Leumi Le-Israel Ltd.

/s/ Tamar Dominitz
-----------------------
Stamped: TAMAR DOMINITZ
         4590

/s/ A. Shemesh
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Stamped: A. SHEMESH
         3503

WE CONSENT TO THE FOREGOING.
/s/ Eran Rotem
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Customer's Signature